LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           1875 Connecticut Ave., N.W.
                                   Suite 1200
                           Washington, D.C. 20009-5728
                                 (202) 986-8000

                            Facsimile: (202) 986-8102
                     E-Mail Address: Markian.Melnyk@llgm.com
                      Writer's Direct Dial: (202) 986-8212







                                  July 1, 2003


U.S. Securities and Exchange Commission
450 Fifth St., N.W.
Washington, D.C.  20549

          Re:  SEC File No. 70-10141

Dear Sir or Madam:

          On June 24, 2003, Energy East Corporation ("Energy East") filed an amendment to its application on Form U-1 in SEC File No. 70-10119. This filing was erroneously designated as a new application on Form U-1 and was, consequently, placed under a new file number, 70-10141, by the EDGAR system.

          By this letter, Energy East withdraws the filing in File No. 70-10141. Today, that filing and two additional exhibits will be filed under the correct file number, File No. 70-10119.

                                   Sincerely,



                                   /s/ Markian M. W. Melnyk
                                   Markian M.W. Melnyk
                                   Attorney for Energy East Corporation